Sanville & Company CERTIFIED PUBLIC ACCOUNTANTS
ROBERT F. SANVILLE, CPA MICHAEL T. BARANOWSKY, CPA	1514 OLD YORK ROAD ABINGTON, PA 19001 (215) 884-8460 • (215) 884-8686 FAX	MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
140 EAST 45TH STREET NEW YORK, NY 10017 (212) 661-3115 • (646) 227-0268 FAX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

The Valley Forge Fund, Inc.

We have examined management's assertion about The Valley Forge Fund, Inc.'s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of September 8, 2005 included in the accompanying Management Statement Regarding compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstance. Included among our procedures were the following tests performed as of September 8, 2005, and with respect to agreement of security purchases and sales, for the period from January 3, 2005, (the date of last examination) through September 8, 2005:

  Count and inspection of all securities located in the vault of Commerce Bank in Valley Forge, PA without prior notice to management;

  Confirmation of all securities held by Best Vest Investment Brokerage Services in book entry form;

  Reconciliation of all such securities to the books and records of the Company and Commerce Bank, Best Vest Investment Brokerage Services;

  Agreement of 6 security purchases and 3 security sales or maturity since the last report from the books and records of the Company to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that The Valley Forge Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 8, 2005 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Valley Forge Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.

Abington, Pennsylvania /s/ Sanville & Company

September 13, 2005